AGREEMENT FOR PURCHASE AND SALE OF ASSETS

STATE OF        California

COUNTY OF    Los Angeles

This Agreement for Purchase and Sale of Assets (the "Agreement") is made as of February 11, 2014 (the "Effective Date") by and between Loyalty Staffing Services, at 22410 Hawthorne Blvd, Suite 4 Torrance, CA 90505 (hereinafter referred to as "the Seller") and First Rate Staffing Corporation a Delaware Corporation, at 12150 Bloomfield Ave, Unit B Santa Fe Springs, CA 90670 (hereinafter referred to as "the Buyer") (collectively "the Parties").

ARTICLE I.

PURCHASE AND SALE OF ASSETS

1.01. In consideration of the mutual covenants, agreements, representations, and warranties contained in this Agreement, the Seller agrees to sell to the Buyer, and the Buyer agrees to purchase from the Seller, on the terms, conditions, warranties, and representations set forth in this Agreement, the assets as described in Attachment A (the "Assets"), incorporated into this Agreement by this reference: Seller agrees to reduce future payments (see Promissory Note) by the percentage drop in revenues by the loss of a client or clients over the 12 months commencing from the Closing Date in a manner as specified in Section 3.01(c) below.

ARTICLE II.

PURCHASE PRICE

2.01.  The total purchase price to be paid by the Buyer to the Seller for all the Assets described in Article 1.01 this Agreement is $500,000.00 (Five Hundred Thousand United States Dollars) in cash and 500,000 (Five Hundred Thousand) Shares of First Rate Staffing Services Corporation common stock (the "Purchase Price"). At the price of $2 per share (the "Shares") (collectively the "Purchase Price"); provided, however, that in the event that the price of the common stock is less than $2.00 dollars per share as of the Closing Date Seller will be issued additional shares of First Rate Staffing Services common stock to the extent that the aggregate value of the Shares issued to Seller is equivalent to $1,000,000.00 (one million US dollars).

2.02.  Each of the Parties agrees to report the transactions contemplated by this Agreement for all tax purposes (including tax returns)

2.03.  The Seller will pay all sales, use, income, and/or capital gains taxes that may be due in connection with the Seller's sale of the Assets, and the Seller agrees to defend, indemnify, and hold harmless the Buyer from and against the payment of all such taxes payable by Seller.

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ARTICLE III.

PAYMENT OF PURCHASE PRICE

3.01.  The Purchase Price shall be paid as follows:

(a) The sum of USD $100,000.00, $50,000 within 5(five) business days of the release of UCC and Personal guarantees from Damian. Another $50,000 60 days from the date of the UCC/personal guarantee release.

(b) On the Closing Date the balance of the Purchase Price US $400,000,000 (Four Hundred Thousand United States Dollars) shall be paid by delivery from the Buyer to the Seller of a promissory note executed in favor of the Seller by the Buyer in the form attached as Attachment "C" and incorporated into this Agreement by this reference, with $75,000 (Seventy Five Thousand United States Dollars) of this amount payable in six (6) months from the Closing Date and the balance of $325,000 (Three Hundred Twenty Five Thousand United States Dollars) payable in Thirty (30) Months from the Closing Date ("the Note"). The Seller will have the option of converting all or part of the $400,000.00 balance owed by Buyer into Buyer's common stock at the then prevailing trade price or the stated market value of the stock at the time of closing. Seller must give Buyer 5 days' written of the amount Seller desires to convert prior to the payment of each of the installments listed in the promissory note.

       (c) Seller agrees to reduce the future payments as specified in the promissory note by 5% and return 2.5% of the common stock (issued in the Asset Purchase Agreement) for a drop in each $1,500,000.00 dollars in annual revenues generated by the loss of a Client or Clients listed in the Asset Purchase Agreement within twelve (12) months from the Closing Date. For example, if a client(s) is lost that generates $1,500,000.00 in annualized revenue. The computation would be as follows; the annualized figure of $1,500,000.00 would be multiplied by 5% equaling a deduction of $75,000.00 from the amount owed in the promissory note. The seller would also agree to return 2.5% (2.5% multiplied by $1,500,000.00) 37,500 shares of First Rate Staffing Corporation common stock.

       (d) On the Closing Date Buyer shall deliver to Seller a stock certificate evidencing the Shares in the amount of 500,000 shares or a sum adjusted pursuant to Section 2.1 herein for the benefit of Seller.

ARTICLE IV.

CLOSING

4.01.  The closing of the sale and purchase of the Assets (the "Closing") shall take place at a mutually agreed location, on or before February 11, 2014 (the "Closing Date").

4.02.  At or prior to the Closing the Seller shall:

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(a) Deliver clear and marketable title and ownership to the Buyer of all Assets listed in Article 1.01 of this Agreement;

(b) Execute the Bill of Sale attached to this Agreement as Attachment "D" and incorporated into this Agreement by this reference;

(c) Execute any other documents necessary to finalize this Transaction;

(d) Execute and deliver to the Buyer all documents required by this Transaction.

4.03. At or prior to the Closing the Buyer shall:

(a) deliver to Seller cashier's check or wire transfer to Sellers bank account the amount of $200,000 payable to the order of Seller; within 5 business days of closing.

(b) deliver to Seller the stock certificate for the benefit of Seller evidencing the Shares in the amount of 500,000 shares or an adjusted number pursuant to Section 2.01 herein;

(c) deliver to Seller the promissory note in the amount of $300,000 for the benefit of Seller,

(e) deliver to Seller the executed employment agreement for employment of Nancy Esteban with Buyer and

(e) execute any and all documents necessary to finalize this Transaction. .

ARTICLE V.

REPRESENTATIONS, WARRANTIES, COVENANTS, AND AGREEMENTS BY THE SELLER

5.01.  The Seller represents and warrants to the Buyer that:

(a) The Seller is the lawful owner of the Assets and has good right and due authorization to sell such Assets. As of the Effective Date of this Agreement, the Seller neither knows nor has reason to know of the existence of any outstanding threatened or actual claim, action, or proceeding against, or interest, or lien in, to, or on the Assets, except as disclosed in writing to the Buyer in Attachment A to this Agreement; and

(b) All Assets sold pursuant to this Agreement are free and clear of any lien (including UCC financing statements) and/or debt known to Seller as of the Closing Date, except as disclosed in writing to the Buyer in Attachment A to this Agreement.

5.02 The Buyer represents and warrants to Seller that

(a) The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation.

(b) The Buyer has full power and authority to execute and deliver this Agreement and the other documents in connection with the Transaction and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and all other attachments to this Agreement have been duly authorized by Buyer.

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(c) The Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by the Buyer, free and clear of all liens, pledges, security interests, charges, claims, encumbrances, agreements, options, voting trusts, proxies and other arrangements of any kind. Upon consummation of the transactions contemplated by this Agreement, Seller shall own the Shares, free and clear of all Encumbrances. THESE SECURITIES ARE NOT REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

ARTICLE VI.

COMPLIANCE WITH BULK SALES LAW

6.01.  On the Closing Date, the Seller will deliver to the Buyer a sworn list of all existing creditors of the Seller.

6.02.  By reason of this list the Seller and the Buyer agree that notice to creditors under the Bulk Sales law of California will not be required and need not be given except in respect to any creditors named on this list. If notice is required, the Parties shall cooperate in complying with the Bulk Sales law.

6.03.  Any such debt, unless otherwise provided for in this Agreement, is to be paid solely by the Seller. Seller and Buyer shall each be responsible for their expenses and liabilities in respect of the Transaction under the applicable Bulk Sales law.

ARTICLE VII.

NON-ASSUMPTION OF LIABILITIES AND INDEMNIFICATION

7.01.  The Buyer expressly agrees to assume only the liabilities listed in Attachment B in this Agreement, all other liabilities and obligations incurred by the Seller prior to the Closing are not assumed by the Buyer but rather shall continue as liabilities and obligations of the Seller and shall be solely paid by the Seller.

7.02.  In the event the Buyer is required to pay, after the Closing, any valid lien, debt, or expense incurred by the Seller prior to the Closing Date, the Buyer shall have the right to offset any such lien, debt, or expense actually paid by the Buyer, which is the valid and legal obligation of the Seller, against any payment owed to the Seller by the Buyer; provided, however, that documentation of such payment and offset shall be provided by the Buyer to the Seller in connection with any such offset.

7.03.  Except as otherwise provided in this Agreement, the Buyer will indemnify and hold the Seller and the property of the Seller free and harmless from and against any and all claims, losses, damages, injuries, and liabilities arising from or in connection with the Assets after the Closing.

 ARTICLE VIII.

DEFAULT

8.01. After execution of this Agreement by the Parties, default shall consist in the failure of either Party to perform its respective obligations and duties and/or a breach of a representation, warranty, or covenant in this Agreement, including all attachments to this agreement (Attachments A, B, C, D, E, F, and G).

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8.02.  In the event of default of either Party, the non-defaulting Party shall have the right to sue for specific performance in addition to any other relief provided in this Agreement or in any attachment to this Agreement. In a suit for default, reasonable attorney fees and costs shall be recoverable by the prevailing Party.

ARTICLE IX.

COSTS AND EXPENSES

9.01.  Each Party shall bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including legal fees and expenses, transfer, documentary, sales, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement.

ARTICLE X.

GENERAL AND ADMINISTRATIVE PROVISIONS

10.01.  Parties Bound. This Agreement shall be binding upon and inure to the benefit of the Parties to this Agreement and their respective heirs, executors, administrators, legal representatives, successors, and assigns.

10.02.  Assignment. Neither of the Seller or the Buyer shall have the right to transfer or assign its interest and/or obligations in this Agreement without the prior written consent of the other Party.

10.03.  Corporate Authority. Certified copies of corporate resolutions authorizing this Agreement and the transactions contemplated herein shall upon request of the other Party to this Agreement be delivered at the Closing.

10.04.  Use of Pronouns. The use of the neuter singular pronoun to refer to the Parties described in this Agreement shall be deemed a proper reference even though the Parties may be an individual, a partnership, a corporation, a LLC, a trust, or group of two or more individuals, partnerships, corporations, LLCs, or trusts. The necessary grammatical changes required to make the provisions of this Agreement apply in the plural sense where there is more than one party to this Agreement, and to either trusts, corporations, LLCs, partnerships, or individuals, males or females, shall in all instances be assumed as though in each case fully expressed.

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10.05.  California Law. This Agreement shall be construed and enforced in accordance with the laws of the State of California. Subject to the provisions of this Section, all disputes, controversies or claims arising out of or relating to this Agreement will be resolved through mandatory binding arbitration conducted in a JAMS facility closest to the offices of the Buyer before JAMS/ENDISPUTE or its successor ("JAMS") pursuant to the United States Arbitration Act, 9 U.S.C. Section 1, et seq. ("the Act") and this Agreement. The arbitration will be conducted in accordance with the provisions of JAMS' Streamlined Arbitration Rules and Procedures in effect at the time of filing of the demand for arbitration ("the JAMS Rules"), subject to the provisions of this Section. The terms set forth in this Agreement will control in the event of any inconsistency between such terms and the JAMS Rules. The Parties will cooperate with JAMS and with each other in promptly selecting a single arbitrator from JAMS' panel of neutrals. If the Parties fail to so select an arbitrator within thirty (30) days following the date of either Party's notice of demand to conduct arbitration, then JAMS will appoint an arbitrator in accordance with the JAMS Rules. The award of the arbitrator will be in writing and will set forth findings of fact and conclusions of law. Judgment on the arbitrator's award will be final and binding upon the Parties and may be entered in any court having jurisdiction thereof. If for any reason JAMS or its successor no longer is in business, then the arbitration shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association. The arbitrator's fees will be shared equally by the Parties, and each Party will initially bear its own costs and attorneys' fees, but the prevailing Party shall be reimbursed by the other Party for all attorneys' fees, witness fees, and arbitration costs. All papers, documents, or evidence, whether written or oral, filed with or presented in connection with the arbitration proceeding will be deemed by the Parties and by the arbitrator to be confidential information of both Parties. The arbitrator chosen in accordance with these provisions will not have the power to alter, amend, or otherwise affect the terms of these arbitration provisions or the provisions of this Agreement.

10.06.  Severability. If any provision of this Agreement should, for any reason, be held in violation of any applicable law, and so much of this Agreement be held unenforceable, then the invalidity of such a specific provision in this Agreement shall not be held to invalidate any other provisions in this Agreement, which other provisions shall remain in full force and effect unless removal of the invalid provisions destroys the legitimate purposes of this Agreement, in which event this Agreement shall be canceled.

10.07.  Entire Agreement. This Agreement represents the entire understanding of the Parties with regard to the subject matter of this Agreement. There are no oral agreements, understandings, or representations made by any Party to this Agreement that are outside of this Agreement and are not expressly stated in it.

10.08.  Notices. All notices or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered as properly given if mailed from within the United States by first class mail, postage prepaid, and addressed as follows:

Seller's Address: 22410 Hawthorne Blvd, Suite 4, Torrance, California 90505

Buyer's Address: 12150 Bloomfield Ave, Unit B Santa Fe Springs, CA 90670

A Party may change the address for notice by giving a notice of such change to the other Party in writing.

Attachments to this Agreement include Attachment A, Attachment B, Attachment C, Attachment D, Attachment E, and Attachment F.

SIGNED, ACCEPTED, AND AGREED TO on February 11, 2014 by the undersigned Parties, who acknowledge that they have read and understand this Agreement and the Attachments to it and that they execute this legal document voluntarily and of their own free will.

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Seller's Signature: /s/ Nancy Esteban, President of Loyalty Staffing Services

Buyer's Signature: /s/ Cliff Blake CEO Frist Rate Staffing Corporation

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